Hooper Holmes
2010 Fourth Quarter Financial Results
March 11, 2011

Operator: Good day ladies and gentlemen. Thank you for standing by. Welcome to Hooper Holmes' 2010 Fourth Quarter and Year End Financial Results Conference Call.

During today's presentation, all parties will be in a listen only mode, and following the presentation the conference will be open for questions. If you have a question, please press star, followed by the one on your touchtone phone, and please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. I would now like to turn the conference over to our host, Mr. Stan Berger. Please, go ahead sir.

Stan Berger: Thank you, Jeremy. On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call. Thank you for joining us to discuss the Company's 2010 Fourth Quarter and Full Year Financial Results and Business Outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Annual Report on Form 10-K. Copies of which may be obtained by contacting either the Company or the SEC. By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy, please call me, Stan Berger at 216-464-6400, and I will send you a copy.

Participating in the call today are Ransom Parker, Hooper Holmes' President and Chief Executive Officer, Michael Shea, Senior Vice President and Chief Financial Officer. At this time I will turn the call over to Ransom Parker. Ransom.

Ransom Parker: Thanks Stan and thanks everyone for joining us today. The results we reported this morning show that the fourth quarter 2010 was a step in the right direction for Hooper Holmes. We see net income of 2.2 million despite the 4% revenue decline. We demonstrated that our Company is capable of delivering earnings. Fixing top line revenues is the top priority, and today we are going to give you further details on our strategies. I want to devote this morning's call to three things. First, the progress our Company has made over the last few years. We are a stronger Company today, and I want to make our improvements clear. Second, discuss the investments we are making this year to enhance future growth, and third, clear and realistic targets for 2011 and 2012. First, I'm going to ask Mike to review the fourth quarter results.

Michael Shea: Thank you Randy and good morning everyone. For the fourth quarter 2010, our consolidated revenues decreased 4% to 43.4 million compared to 45 million in the fourth quarter of 2009. Our net income for the fourth quarter was 2.2 million or $0.03 per share, compared to a net income of 3 million or $0.04 per share in 2009. Our prior year results included a $1.5 million federal tax benefit pertaining to the utilization of fully reserved net operating losses.

As for revenues in the fourth quarter, our Portamedic revenues decreased approximately 10% to 29.2 million. This revenue decline was a result of reduction of paramedical exams completed of approximately 8% in comparison to the prior year, along with a 2.6% decline in revenue per exam.

Heritage Labs revenues totaled 3.1 million in the fourth quarter, an increase of 3% from the prior year, primarily attributable to an increase in revenue for specimen testing. Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 41% to 5.8 million in the fourth quarter, while our Hooper Holmes Services revenues decreased 5% to 5.3 million as a result of reduced orders for our tele-interviewing services.

Our consolidated gross margin for the fourth quarter of 2010 was 25.9%, compared to 27.2% in the prior year. While SG&A expense totaled 8.9 million in the fourth quarter, a decrease of approximately 1.6 million, or 15% from the prior year period. The reduction in SG&A is primarily the result of cost reduction actions implemented during the past year, along with reduced accelerated depreciation expense, pertaining to our current IT customer ordering system.

Regarding the balance sheet, working capital at December 31st, 2010 was 32.3 million including 21.4 million of cash and no debt outstanding. Accounts receivable totaled 19.5 million, with day sales outstanding of 40 days. As for cash flows, cash provided by operations approximated 4.6 million in the fourth quarter and capital expenditures totaled 1.4 million in the quarter. For the full year 2010 cash provided by operations totaled 9.4 million, with capital expenditures approximating 4.3 million for the year. And with that, I'll turn the call back to Randy.

Ransom Parker: Thanks Mike. One of the things Mike mentioned should be reemphasized. He said, “Regarding the balance sheet, working capital at December 31st, 2010 was 32.3 million including 21.4 million of cash equivalents and no outstanding debt”. Since our last call in November, I've connected directly with many more of our customers. I've learned a lot about their business challenges and how they have been impacted by the economic environment over the past few years. Understanding those challenges, we have begun to partner with our customers to provide services that more proactively enable and support their new business initiatives. Our new sales and account management structure is designed specifically to achieve this objective.

Over the past few years Hooper Holmes has made considerable progress in the same challenging economy. It wasn't too long ago that this business was generating sizable losses and burning cash. In 2007, which was just 36 months ago, we lost $10.5 million and used 6 million in cash from operations. In 2008 we reduced losses to 1.6 million, and cash improved slightly to 11.5 million. We also generated a small amount of cash from operations. From 2008 to 2009, revenues continued to fall, and our Hooper Holmes Services unit lost $6.1 million. Our stock dropped to as low as $0.18 a share in early 2009. Looking back it's clear that 2009 was the turning point. At that time shareholders made it very clear that they were not satisfied with the pace of change. New directors joined the board. We broke even for the full year 2009, our cash balance improved to 16.5 million. In 2010 our revenue decline continued at 9% year-over-year, but we continued to reduce costs which resulted in a profit for the year. The fourth quarter of 2010 revenue decline slowed to 4% year-over-year. This signals some progress, but we are not satisfied with that performance because we have further to go. The investments that we will make are necessary to reverse the decline and return the Company to a growth trajectory.

I joined the company six months ago and led a very candid assessment of our strengths and weaknesses. We took several immediate actions to set the table for continued performance improvement. We have changed our organization structure, we moved away from business silos to focus on key customer channels of brokers, carriers, and health care companies. We moved the customer from the periphery of our approach to the center of our strategy. We brought in new senior management talent who are experts, seasoned, and proven in strategic sales, account management, and strategic planning and business development. We consolidated our customer service and delivery functions to once again focus on the customer, minimize operational redundancies, and introduce continuous service quality improvement as our overriding operating premise.

Hooper Holmes Services losses were reduced almost 40% in 2010, dropping to 3.8 million. We launched iParamed. Health & Wellness revenues grew 31% in 2010. We generated 9.4 million of cash from operations, and our cash balance improved by 5 million to 21.4 million.

Last November I said we needed to invest in the business to build future value. iParamed is a great example. I said we needed to invest in sales, new talent, and IT, and to make process, people, and structural changes. At the time of our November call we had not yet fully defined the scope of these necessary investments. I'm now pleased to provide you more clarity and specifics.

This year we are planning approximately $5 million of capital expenditure investments. These investments will put us in a leadership position, and position us for revenue profitability and earnings growth. These investments include: tools for our sales force; a new customer portal to make it easier to order our services; a new work flow system for Portamedic; a warehouse management inventory control system to reduce operating expenses; and continue to roll out our iParamed e-Exam platform. We will also allocate a portion of our operating budget toward more competitive employee benefits and performance incentives to retain and attract the talent that we need to succeed; Portamedic sales and account management training programs; expansion of our Health & Wellness sales, account management, and business development resources; deepening our IT bench strength, project management talent, and technology acumen across the board. You'll begin to see the impact of these investments as we achieve these 2011 targets. In 2011 we plan to: build a new sale and account management team to market our total service line; fully deploy our iParamed platform nationwide; reduce our consolidated revenue decline to low, single digits; continue to deliver double digit growth in Health & Wellness; and finally reduce the loss in our Hooper Holmes Services unit by 50% or more.

I want to put these investments in a little perspective. Our cash balance at the end of 2009 was 16.5 million. Our cash balance at year end 2010 was 21.4 million. The difference, obviously, is approximately 5 million, which is what we are planning to invest in the business. I want to make it clear that we have adequate cash on hand to fund these investments, and we plan no borrowings. I firmly believe these investments we've discussed are essential to our long term success. However, they could produce a loss in 2011 in the $2 million to $5 million range. The single most important factor in minimizing the loss will be in our ability to reverse the revenue decline. If we can begin to do this in 2011, then the loss should be at the lower end of that range. Additionally, we can minimize the loss by throttling back, if necessary, on certain of the investments over 2011. I'm confident these investments will pay off and improve the performance in 2012. I look forward to updating you on our successes as the year progresses.

We have set three major goals for 2012: real revenue growth in all service lines; 5% pretax profitability for the Company; and cash generated from operations of at least $10 million. When we achieve this level of performance, we'll be in a position to use our cash for expansion or for a potential stock buyback. We already have bank approval, and our board would be in a position to take action to support our stock, if desired. Our customers are large, successful companies. They are interested in high value services that will improve their efficiency. They are eager to open a dialogue with Hooper Holmes and work with us to develop new solutions. I am confident about our investment plan and confident that our new approach to sales and account management will have a positive impact this year.

During the Third Quarter Earnings Call I asked-I was asked if I felt that the services provided by our four service lines, those being Portamedic, Health & Wellness, Hooper Holmes Services, and Heritage Labs, all have a firm place in our portfolio. With six months of exposure to our customers, I now believe that they do. All of our services may not necessarily be applicable to all of our customers, however, I do believe that, for many of our national accounts, our full services portfolio is a distinct competitive advantage. As we place the customer at the center of our strategy this advantage becomes more and more evident to me.

I'd like to add one final point. The past six months have seen many significant changes at the Company: objective assessment of our strengths and weaknesses, changes in our organizational structure, introduction of new senior management players, and adjustment and expansion in many of our roles and responsibilities. Change is never easy to implement and nor is it easy to embrace. On behalf of our shareholders and directors, I want to thank our management team and employees for their patience and efforts in contributing to the design of what will be an exciting and rewarding future for all of us, shareholders, directors, management, employees, customers, and partners.

And now I'd be happy to take your questions. Operator we're ready to take questions.

Operator: Thank you, sir. We'll now begin the question and answer session. As a reminder, if you do have a question you can press star followed by the one on your touchtone phone, and if you'd like to withdraw your question, you can press star followed by the two. As a reminder, if you are using speaker equipment you will need to lift the handset before making your selection.

And now our first question comes from the line of Walter Schenker with MAZ Partners. Please go ahead.

Walter Schenker: Good morning.

Ransom Parker: Good morning Walter.

Walter Schenker: A couple of questions, the first of which is just a side question. Health & Wellness historically has had pretty good fourth quarters. This fourth quarter is indicative of a higher level that we should expect going into the coming year since it was up sharply over a year ago, which it continues to be at higher levels because you have more customers, or that's not the case. It's the Health & Wellness which was, hopefully, a growth avenue for the company question.

Michael Shea: Walter, this is Mike. No that will continue, and we are expecting double digit growth for Health & Wellness in 2011 and beyond.

Walter Schenker: And then the important question. Having been involved in my-or having watched- this is the third management group which was going to change Hooper Holmes, all of whom have gone about it somewhat in different ways or maybe not done anything. I just don't understand how, while the words all sound interesting, how you turn around a business where the industry continues-and I don't know what the future is going to bring-but is declining at, if not 8% or 10%, but it continues to decline we'll say at mid single digit rates, or continues to decline. I see pricing is down year-over-year. I understand the concept of improved service, but there is a limited number of competitors, and I just don't understand, no matter what you do, how you really turn around a business with lower pricing and lower units.

Ransom Parker: Well, the key to it Walter, is there's nothing that we can do about what's happening in the life insurance industry as a whole. I mean, we can, on our side, opine about that, and worry about that, and use that as an excuse for our performance. Rather than doing that, what we are doing is we are looking at the nuts and bolts of how we relate to our customer base, and we are changing that, and we're linking those major carrier customers with their channels to market. We are not going to be able to turn around the life insurance industry or those trends. I am absolutely convinced that we can capture a larger share of that market. We have already seen-I can't report to you definitive new agreements as a result of what we've done in terms of restructuring and adding new people to the sales and account management organization, but I can tell you that the early indicators are-that we're going to be going down that path, we're going down that path now, and I expect to see results from that in 2011. I think we are going to see near term-a larger impact on our revenue performance from what we are doing in the sales and account management organization, than we will see in 2011 from the investments that I described that we are making. Those investments are being made for the longer term for 2012, but that doesn't say that we don't expect improved performance in 2011 because we do.

One other point, iParamed. Our customers are looking for higher value services from us and, quite frankly, from our competitors. iParamed, the initial reviews on the rollout indicate that we have hit that exactly where we wanted to hit it, and I expect that rollout to be accelerated through 2011 into '12. We are also, I think as everyone knows, looking at moving into adjacent markets in the health care industry which, obviously, includes Health & Wellness, but the topography of health care, as everyone knows, is more or less the wild west at this point. There is going to be plenty of opportunity for us to penetrate in the health care market but, as I indicated on the November call, we are being very deliberate about which areas of health care we attack and when we attack them, because the Company has had a history or entering different types of markets albeit most of them within the life insurance industry and not following up with proper execution to take advantage them. We are not going to take that approach this time.

Walter Schenker: Okay. Thank you.

Operator: Thank you and our next question comes from the line of Brad Evans with Heartland. Please go ahead.

Brad Evans: Good morning gentlemen.

Ransom Parker: Good morning Brad.

Michael Shea: Good morning Brad.

Brad Evans: Thank you for taking the questions. Randy, if I could just paraphrase your commentary so I understand it correctly. So the $5 million in capital spending, that makes perfect sense. So the $2 to $5 million, that range, is that-that is the loss that you expect from internal investments above and beyond the capital spending that will flow through the P&L. Is that correct?

Ransom Parker: That's correct.

Brad Evans: Okay. Thank you. I just wanted to make sure I fully understood that and, how many people do you think you'll be adding?

Ransom Parker: I don't, Brad, anticipate a significant-let me put it to you this way. We are not planning to significantly increase our overall headcount. We're adjusting our organization structures and we're moving different personnel into new and different roles, but the objective of our exercise is not to improve our performance by net new addition of headcount. There will be some headcount additions in some of the IT areas, but they are not going to be significant or substantial numbers.

Brad Evans: So the-how much of that 2 to 5 million is in the form of marketing spend? Is there a large component that's marketing dollars that will be spent to get the brand ramped?

Ransom Parker: There is a reasonable portion of it that's marketing related. There are marketing aspects to virtually all those initiatives that I went through. There is a marketing component to, for example, a significant marketing component to the iParamed. There's a significant marketing component to the new customer portal that's going to make it easier for our agents, or the agents to order our services. There are marketing components to virtually everything that we're talking about doing. They're-from a project and a budgeting standpoint-they're included in those individual projects. There is a marketing budget for each of those.

Brad Evans: That's helpful. Let me ask a bigger picture question. So we've seen Health & Wellness, you know, go from I guess 5 million in 2007 to a little under 15 million this year, 14.3 million I guess. With what's happening with reimbursement trends and a shift to a greater focus on health outcome as opposed to just health delivery, how should we be thinking about the opportunities sets in the medium term for the Health & Wellness division and, as you expand your horizons there over the next couple of years? How big of an opportunity is it, and just kind of frame it for us in terms of what the upside is?

Ransom Parker: Yes. Quite frankly, Brad, I think it is a significant opportunity. A lot of-actually virtually all of the work that the Health & Wellness group does, in one way or the other, is driven by the employers' need to manage outcomes for their employee population more aggressively in concert with the employers' related providers and insurance carriers. If the screenings are, although they may not see this as an outcome management session - the screenings in the Health & Wellness programs that the employers are implementing are directed exactly at improving outcomes and controlling lifestyles and controlling different aspects of the way people live, diet, lifestyle, exercise, things of that nature. So that's all outcome related. That's kind of what's in the current Health & Wellness scope, if you will. If you look at the broader health care market, the same applies in the broader market. The same applies to segments like long term care, it applies to senior care where, you know, the senior population is growing from 40 million to 70 million in the next 10 years. It's all going to be outcome related. Drug utilization, for example, same premise. So anything that we do is going to be driven by outcomes management, eventually.

Brad Evans: Okay. I'm just very interested in this area of the business, and I realize that going from 5 to 14 is a good start, but it seems like with over-I don't know how big the market is, we've talked in the past about $500 million total, total available market, and I gather it's probably much larger than that, I'm just curious, from your perspective what prevents the Health & Wellness division from growing more rapidly at this point?

Ransom Parker: The only thing that prevents it from growing more rapidly-there are two things: number one, what resources we can apply to it on the sales, marketing, and business development side, and we are going to be increasing those resources this year…

Brad Evans: Okay.

Ransom Parker: And number two is a positioning decision that we've got to make with respect to how far up the food chain we actually go. In the vast majority of our work with Health & Wellness, our contracts are with health and wellness companies, companies that implement health and wellness programs for employers. We're not directly relating to the employers which are the drivers of the vast majority of the market. We have not made a decision to change the way we are going about it to date, but we've got to look at that.

Brad Evans: Would you characterize how you'd size the market to date with the available market opportunity, do you think, as you are currently position them today?

Ransom Parker: My gross estimate of the current market, of the services that we are providing, is probably in the neighborhood of 300 to 400 million, and that's focused on the specifics of the screenings that we do within the overall health and wellness program that an employer provides for his employee base.

Brad Evans: Yes.

Ransom Parker: The screenings are a subset of the entire program. So, the screening market I would estimate it probably in the $400 million range per year.

Brad Evans: Are you the largest today?

Ransom Parker: I don't know the answer to that question.

Brad Evans: Okay.

Ransom Parker: I don't know the answer. There are other aspects of the health and wellness market beyond the screening segment that are the areas that we have to look at, and that market is well north of 400 million.

Brad Evans: So, just take this one like further then, so it sounds like you have an opportunity to cross, I mean congratulations on the Healthways, I mean I guess you guys are Supplier of the Year, I guess. That's a great recognition for you. So is it really more-is there a bigger opportunity to cross-sell additional services to those types of clients? Is that really where you see the opportunity?

Ransom Parker: I think there's that opportunity, but the larger opportunity Brad is for us to make a conscious strategic decision as to which other segments of the health and wellness market we're going to pursue beyond which we are currently focused on, which are the screening services.

Brad Evans: So it's a delicate balancing act to, to not come into full competition with your key customers I guess.

Ransom Parker: Well, it's that issue Brad and, depending on what additional kind of verticals we go into within the health and wellness market, they require different levels of infrastructure on our part to support them. So the question is, how much infrastructure do you want to build up front in advance of actually starting to penetrate those additional verticals.

Brad Evans: So in those additional verticals, it would be like Fortune 500 companies or HMOs. Is that right?

Ransom Parker: Right.

Brad Evans: Okay. Let me hop out of the queue here. I'll come back with a few more. Thanks.

Operator: Thank you and our next question comes from the line of Omar Samalot with Private Investor. Please go ahead.

Omar Samalot: Hey guys. How are you doing?

Michael Shea: Good morning.

Ransom Parker: Good morning.

Omar Samalot: I have some questions. First of all, the $5 million investment that, initially to me, seems small for what you want to accomplish. I was wondering if you calculated, you know, how well would you get that back in terms of, you know, your cost savings or increased sales?

Michael Shea: Yes, certainly every capital expenditure we put through has a payback period calculated, you know, as part of the approval process for that, Omar. You know, as far as the 5 million goes, keep in mind that a lot of these programs that Randy spoke of are already underway. So, iParamed, you know we did spend money in iParamed in 2010 already, the same thing goes for our new branch ordering system, so the 5 million is, in a number of these investments, the continuing investment, the additional investment in a lot of programs that have already been started. We're not starting these from scratch.

Operator: And our next question comes from the line of Brad Evans with Heartland. Please go ahead.

Brad Evans: Okay. Thank you. Just, if I could just get some housekeeping questions answered from Mike in terms of the number of exams at Portamedic, and the screenings at the Health & Wellness, and the number of specimens tested at Heritage for the quarter.

Michael Shea: Sure Brad. Fourth quarter Portamedic exams 339,000 in fourth quarter 2010 versus 366,000 in the fourth quarter of 2009. That's down about 8%. As for Heritage Labs, the number of specimens tested fourth quarter 2010 was 134,000 versus 139,000 in the prior year fourth quarter, and Health & Wellness screenings completed in Q4 2010 were 118,000 versus 88,000 in Q4 2009.

Brad Evans: Okay. Just thinking about Portamedic for a second in terms of the decline there, Randy. I guess the last three quarters have been-I mean you've been kind of right around that 28 to 31 million side-I hate to, I mean the year-over-year numbers are still down quite a bit, but it looks like, at least on a sequential basis, I mean I hate to call it stabilization because they're still down but, do you get a sense that we're, and I know the market conditions are still adverse for you, but do you get a sense that that is starting to stabilize?

Ransom Parker: I have that sense, Brad. I can't document it for you, but I do have that sense in talking to some of our major, major customers. One other indicator, which is a very small indicator, we had a session in Basking Ridge over the last two days with what I would describe as probably some of our top examiners, and in offline conversations with them, a lot of us got the feeling that they are starting to see more volume. That's not a scientific poll, but these are folks who are from probably four or five different areas of the country. So, I can't bank on that but-let me put it to you this way-I don't see it having picked up from our customers or from other sources that things are going in the other direction.

Brad Evans: Okay. Can you just speak to the people. I mean, you made reference to the number of new people who have joined the Company. Can you quantify that for me in terms of how many folks have you brought in?

Ransom Parker: Yes sure. There are really, so far, three key additions and they are all on the, they're all on the sales and account management side. The first is Tony Mendicino who we brought on to run the sales and account management function for Portamedic; the second-and Tony comes to us from Siemens Medical. The second is Dan Dodson who we've brought on as Vice-President of Strategy and Business Development, and he comes to us from-he was the lead strategy person with Dell Health Care Services; and the third is a fellow named Tom Mackey who we've brought on as the first of what will be three Vice-Presidents of National Accounts, who are the folks who are going to manage that entire channel from the carrier to the agent or broker and link up with our field sales organization. So we are linking what was previously corporate sales with field sales in that way. So those are really the three. It's not- as I said before I don't envision a massive headcount increase at any level in the organization, but there'll be probably three or four, over the year, three or four additional relatively senior management positions that will be filled.

Brad Evans: How much of the Basking Ridge facility is occupied or is used right now?

Michael Shea: Space here, probably 75%. We do have some sub-tenants in the building here Brad.

Brad Evans: Okay. That's good. Okay. And Randy, could you just walk us through iParamed in terms of, you know, give us an update in terms of your current thinking there in terms of the what the impact, or help us understand the implications of iParamed for the Portamedic division, and when we should hopefully start to see the optics of the impact of iParamed on the business.

Ransom Parker: Well I think we're still relatively early on in the rollout of iParamed. I think as of last week I think we had something like 600 netbooks deployed nationwide, with a goal of having 2,000 deployed this year. Quite frankly we are relooking at that entire rollout strategy with an eye toward possibly even accelerating it. The early returns from our customers and the examiners who have used the product are that they believe and represented to us that it does improve their cycle time, it does significantly improve the quality of the data that is being collected and its consistency, so the value propositions that we originally theorized about it appear to be coming to fruition. I think it is going to take us another quarter or two to really see the impact of it. There is a revenue line that's associated with the iParamed deployment, but the most important part of that is the synergy that iParamed technology in the exam platform with the rest of our services. It's not just the roll-out of iParamed that I think is going to have a positive impact on revenue. It's the synergy between iParamed and the services that we provide our carriers.

Brad Evans: Okay. Just to be clear on the cap ex side, it sounds like a good portion of that cap ex, those dollars are going to be towards software.

Ransom Parker: That's a good-well software and the attached implementation of network configurations associated with it. Yes. Yes.

Brad Evans: Okay.

Ransom Parker: Software systems, Brad.

Brad Evans: Do you think the Company is in a position of strength at this point to make acquisitions, or how do you weigh that? Are you looking a little bit on the organic front or are you still mostly focused internally?

Ransom Parker: I think, well we are focused internally, and I think we've got to stay focused internally. I don't want us to get distracted off of what we are doing today. Of course if an opportunity comes along that looks incredibly attractive we'll obviously look at it, but the use of our resources as we speak and for the majority of this year, I think need to be channeled at the infrastructure build and organization work that we are doing. That's where we are going to get the highest near term return on reversing the revenue decline.

Brad Evans: Okay. I'll just ask one more, because I got back in queue pretty quickly. So I imagine there's not anybody behind me, but just in terms of-and I just forgot my question. Let me hop out, and I'll come back in.

Ransom Parker: Okay. No problem.

Operator: Thank you. Our next question comes from the line of Joe Fernicola with J. Cola Inc. Please go ahead.

Joe Fernicola: Hello everybody. How are you all doing?

Ransom Parker: Good morning Joe.

Michael Shea: Good morning Joe.

Joe Fernicola: Brad, you keep hopping in and out. I like listening to you. I've got a question Mr. Parker. Can you elaborate a little bit more which you said in your comments about potentially a share buyback. I think I missed some of it. Did you say it has already been approved and that you are going to do it this 2011.

Ransom Parker: No, no, no. No, no, no, no. We have the Board's approval to go through the mechanics of doing a share buyback. We have the approval to do it. We are not planning to do a share buyback. The structure is in place to do it.

Michael Shea: Okay, so what we did with that Board approval was go to our bank, Joe, and as you see as we announced in the fourth quarter we have received permission from our bank to do a $5 million stock buyback if the Board chooses to exercise upon that. So basically we have the Board approval, the bank approval, so the Board is in position should it choose to do so, to exercise on the stock buyback program.

Joe Fernicola: Okay, so that was probably one of the covenants the banks gave you when you got your loan facility.

Michael Shea: That's correct, and due to the improved financial condition since we've had this new bank facility, they were very receptive to allowing us to put the potential program back in place.

Joe Fernicola: Okay, so now that that's in place, and we're not actually doing a buyback, I just want to get a for instance. What would be a trigger that would make you feel like you would want to do a buyback, an actual buyback?

Ransom Parker: Well, just one comment Joe from my standpoint. We went through the history of the performance of the company over the last three or four years, where it was, where it's not there yet, but it looks like things are improving. Our focus is to use the resources that we have to do the investments that we described and, with the overall objective being to reverse the revenue decline in the current business and diversify into more heath and wellness and other health care areas. We are going to husband those resources very, very carefully and that's where our priority is at this point.

Joe Fernicola: I understand the priority, and I know that you can take advantage of the buyback because all the approvals are in place to do so, I just don't know what the trigger would be for you to do a buyback. It may not be in 2011, it might be in 2012, but that would indicate to me that you feel somewhere along the line our stock is undervalued.

Michael Shea: Joe, I guess the trigger of events we would look for is sustained revenue growth. I mean we talked about that on prior calls where, until we see we've fixed the top line, and we are going to be doing that with these investments in cash that we are going to be implementing in 2011, until we see progress against the plan that Randy outlined on this call for 2011, we're not going to do anything from a stock buyback program. However, we are expecting positive results from these investments we are making to occur in 2012, so should that occur, should we see revenue growth in 2012, should that flow to the bottom line and generate significant cash, certainly we'll be in position at that point to do a stock buyback program. Does that answer your question?

Joe Fernicola: Well, it's getting closer to answering the question. I was just wondering because, you know, health and wellness is growing, but Portamedic it's bottoming, its bottom I think. Maybe it will go lower. So the question would be then, if Portamedic would stop losing and start stabilizing, would then a buyback be appropriate?

Michael Shea: If they stabilize, then you're right. They still had a 10% of revenue decline in the fourth quarter, so there's a great deal of work to be done still in Portamedic. If that was to go flat or positive, that would generate a significant amount of cash to the bottom line which would obviously come into play as the Board considered a stock buyback program.

Joe Fernicola: Okay, thank you.

Michael Shea: Thanks Joe.

Operator: Thank you. Our next question comes from the line of Omar Samalot with Private Investor. Please go ahead.

Omar Samalot: I apologize guys. I kind of dropped off there.

Michael Shea: I was wondering, Omar, if you didn't like my answers, so please go ahead.

Omar Samalot: Okay. The second question I had was regarding Heritage Labs. It seems like-I just wanted to hear-do you want it-it seems like it's a nice vertically integrated piece of your puzzle, but the revenue seems really small. I wonder if there's any way to leverage that up a little bit in terms of the revenue.

Ransom Parker: Well that's exactly one of the things that we're doing with the lab. We've integrated the sales function of the lab into the larger sales organization that I described before, and that's the way we're going at it. The vast majority of the current lab business comes from our Portamedic customers and from that channel, so we're looking at that deliberately. The lab unit had, previous to this point, operated as a standalone unit. I'm not saying that that was good, bad, or indifferent, but it wasn't resourced properly by virtue of that to really get its services in front of prospects and our sales people and our potential customers. We think by integrating the sales function into the larger sales organization we'll have a lot better shot at increasing their sales and revenue.

Omar Samalot: So there would be an opportunity to, you know, sell outside of within Hooper Holmes in terms of the lab.

Ransom Parker: There's an opportunity to sell into Hooper Holmes' current customer base and to sell to other prospects that may not be in that base. Yes.

Omar Samalot: Okay thank you very much.

Operator: Thank you. Our next question comes from the line of Brooks O'Neil with Dougherty & Company. Please go ahead.

Brooks O'Neil: Good morning.

Ransom Parker: Good morning Brooks.

Brooks O'Neil: I know you guys are focused on stabilizing the life insurance business, and I certainly applaud that. I'm just curious if you would be willing to amplify a little bit on what you see as some of the more significant opportunities on the health care side, what you would need to do to take advantage of those opportunities.

Ransom Parker: I guess from an overall philosophical viewpoint, let's take a whack at it that way. What we do in our current business, the core of what we do in the current business, is to select, train, and deploy local healthcare professionals to fill gaps in the current market. Okay. We do that in the life insurance industry, we do that in Health & Wellness, and we are going to be taking that same philosophical approach to the health care industry; so where are the gaps in health care? The gaps in health care are all driven by some of the same points that Brad was making earlier, which are on the improvement of the management of outcomes, and those opportunities are going to lie in long term care, they're going to lie in reducing readmission rates in hospitals, they're going to lie in the more accurate and timely monitoring of drug utilization, things of that nature. They are going to lie in the management of the coordination of care from multiple different sources of care. That's where it's going to come from and the strategic approach we are going to take is to take the same kind of philosophy, which is the selection, training, and deployment of local health care professionals, and apply them to those gap areas. That is what, kind of, the philosophical approach to health care is going to be. In actual candor we have not taken the next step below that kind of strategic philosophical view to implement those yet. We want to be very cautious about which areas we get into and when we get into them. But that's basically the approach, the philosophy that we're going to take for it.

Brooks O'Neil: Yes. When you describe the notion of selecting, training, and deploying local health care professionals, it strikes me that there's just an enormous opportunity to do exactly that to fill the gaps that are out there.

Ransom Parker: We agree.

Brooks O'Neil: So I'm encouraged about that. Secondly, I'm just curious. You obviously want to provide conservative guidance for 2011 and I, again, I applaud that, but could you just say what you think might be required to, you know, relative to your current expectations, to generate profit next year. I mean, are we talking about a small amount of incremental revenue? Do you think it's a big amount of incremental revenue that's unrealistic that we might achieve this year to get to profitability?

Michael Shea: We would have to see revenue improve substantially in 2011, but I do want to point out, as Randy pointed out earlier, that we have the ability to throttle some of these investments that we plan on making in 2011, so as long as revenue reacts in a way that we've forecasted it to react, we will continue to make these investments. If we were to turn in a negative position, certainly we would throttle some of those investments back at that time. So we're going to stick with the range we gave of two to five earlier. That is all very much dependent on how quickly the initiatives we just spoke about start to improve revenue.

Brooks O'Neil: Yes. Then you think, based on your planning, that you can achieve profitability in 2012 and begin to see some real growth then.

Michael Shea: Absolutely. Yes to both of those questions.

Brooks O'Neil: Okay. Great. Thank you very much.

Operator: Thank you. Our next question is a follow-up from Brad Evans with Heartland. Please go ahead.

Brad Evans: Well, I got enough time to remember my question. That's good. I came up with a couple of other ones too, while I was waiting. Just food for thought, I guess. Have you thought about perhaps breaking out the growth investments? If you look out over the next three or four quarters it might be helpful to, you know, speaking baseline, more the base businesses and then you can give us color as to the incremental spend that you might be, in the short term, depressing the P&L? I mean, have you thought about doing that perhaps?

Michael Shea: We'll probably speak to that on future conference calls. Certainly, you know, the incremental revenue coming from some of these initiatives such as iParamed, and we usually talk about the costs in our SEC filings also for some of these major initiatives, so the answer is yes.

Brad Evans: Okay. Randy, any opportunities on the data side for you all in terms of-have you tried anything? Do you have any data that you can monetize?

Ransom Parker: That's a good question. We've had a lot of conversation. I mean literally this week we had a conversation on exactly that topic here. We have access to a good amount of data on, for example, on the lab side. The question we haven't answered for ourselves, and we need to, well it's two, right, how do we monetize it, but before we get to that question, what are our rights to monetize or to actually use this data. The vast majority of the data is actually owned by our carrier customers and so, on the surface, we wouldn't have the right to do that. That doesn't say that we would not engage in a partnership with certain of those customers under their agreement to figure what value we could produce out of those data and therefore how could it be monetized, but we've had the conversations about it but, you know, our access and rights to the data and what we actually do with it is really formative at this point.

Brad Evans: Okay, just one other question on heath care. Anything within Medicare or Medicaid that is a result of Obama care? I know it's hung up in the courts but anything there that has implications for your business in terms of opportunity that we haven't talked about?

Ransom Parker: I think there are, at least in the interim. I'm not sure how long that is going to be the case. There are opportunities on the Medicare, Medicare Advantage side. To be candid, Hooper Holmes has looked at that in the past. We continue to look at it. The gap that I saw was not necessarily in the market opportunity, it was in what our plan was to execute against what infrastructure we were able to build fully to pursue that market. I think, quite frankly, we got a little bit out over our skis on it, but that is an opportunity. Absolutely.

Brad Evans: Okay, that's about it for me. Thanks, and it has obviously been challenging, but hopefully some exciting things on the horizon.

Ransom Parker: Absolutely.

Michael Shea: Thank you, Brad.

Operator: Thank you and Mr. Parker there are no further questions at this time. Please continue.

Ransom Parker: I just want to express our appreciation for the folks on this call, their interest, and their attention, and we look forward to updating you on our progress on the First Quarter Earnings Call early in May.

Operator: Ladies and gentlemen this concludes the Hooper Holmes 2010 Fourth Quarter and Year End Financial Results Conference Call. Thank you for your participation. You may now disconnect.